Exhibit 10.47

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement dated December 3, 2001 between Gottschalks Inc., a Delaware corporation (Company herein) and James Famalette (Employee herein) is entered into effective December 1, 2001.

WHEREAS, the Compensation Committee of the Board of Directors of the Company met and have considered the performance of employee as President and Chief Executive Officer of the Company, and as a result has agreed to changes in Employee's contract as set forth in this Amendment; and

WHEREAS, the Compensation Committee unanimously recommended that the Executive Employment Agreement with James Famalette be approved by the Board of Directors of the corporation, and

WHEREAS, the Board of Directors have unanimously approved the Agreement.

NOW, THEREFORE, it is agreed as follows:

1. Article 2.2 Basic Term, is amended to reflect that the termination date shall be July 1, 2004.

2. Pursuant to Article 3.1, the employee is receiving $560,000 per annum as a base salary and the Committee has determined that the Base Salary shall remain at $560,000 per annum.

3. Article 3.2 Incentive Bonus Plans, shall be amended to provide that Employee shall have the ability to earn an annual bonus of 50% of Base Salary if specific goals and objectives adopted by the Board are met, instead of the previous 30%.

4. Article 4.3 Change in Ownership, shall be amended to delete in its entirety that hand printed addition denoted as part of the article by an asterisk, which reads, "Notwithstanding the provisions in Article 4.3 above, in the event that the total capitalization of the Company at the time that a change of control or sale occurs, is below eighty-five million dollars, then employee will be restricted to twelve (12) months base salary instead of twenty-four (24) as stated above if he is terminated as provided."

5. Article 3.6 Life Insurance, shall be amended to reflect that the dollar amount of the Term Life Insurance Policy shall be a face value of one million dollars, instead of equal to Employee's Base Salary.

6. Except as specifically set forth in this Second Amendment, the contract of Employment dated June 25, 1999 and First Amendment dated June 26, 2001 are ratified and affirmed, and all terms and conditions not amended by this Amendment shall remain in full force and effect.

EXECUTION of this Agreement is evidenced by the signatures below:

GOTTSCHALKS INC.

By: _/s/ Joe Levy

Joe Levy, Chairman of the Board

REVIEWED AND AGREED:

/s/ James Famalette

James Famalette